Exhibit 17.1

February 22, 2013

Lyons Liquors

PO Box 344

Ellenton, FL 34222

Dear Sir:

I hereby immediately resign as the Chief Executive Officer, Chief Financial Officer and Director of Lyons Liquors Inc. effective immediately.

Very truly yours,

_/s/ Shefali Vibhakar_________
Shefali Vibhakar